UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2017

UNITED COMMUNITY BANKS, INC.

(Exact name of registrant as specified in its charter)

Georgia	No. 001-35095	No. 58-180-7304
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
incorporation)

125 Highway 515 East

Blairsville, Georgia 30512

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:

(706) 781-2265

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01 OTHER EVENTS

On November 1, 2017, the Board of Directors of United Community Banks, Inc. (the “Company”) voted to extend its common stock repurchase program (the “Repurchase Program”) through December 31, 2018 (the “Extended Repurchase Program”).

The Repurchase Program, which was originally announced in March 2016, allows for the repurchase of up to $50 million of United’s outstanding common shares that could be acquired through December 31, 2017. The Board did not make any changes to the $50 million repurchase authorization. To date, United has repurchased approximately $13.7 million of its shares, leaving a remaining authorization of approximately $36.3 million.

Under the Extended Repurchase Program, the Company’s shares may be repurchased periodically in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws, and the Extended Repurchase Program may be suspended or discontinued at any time without notice. The actual timing, number and value of shares repurchased under the Extended Repurchase Program will be determined by management at its discretion and will depend on a number of factors, including the market price of United’s stock, general market and economic conditions, and applicable legal requirements. Repurchased shares will become treasury shares and may be utilized for general corporate purposes.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 6, 2017

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jefferson L. Harralson
Name:	Jefferson L. Harralson
Title:	Executive Vice President and
Chief Financial Officer